Exhibit 99.1

news release

TENNECO PROVIDES ANNUAL REVENUE GUIDANCE

February 13, 2013, Lake Forest, IL – Tenneco Inc. (NYSE: TEN) today announced revenue guidance for 2013 and 2014. The company’s revenue guidance is based on projected customer production schedules and industry forecasts.

For 2013, IHS Automotive forecasts that global OE light vehicle production will be up 3% in the regions where Tenneco operates. Full-year production is estimated to increase year-over-year in North America (up 3%), China (up 9%), South America (up 4%) and India (up 8%), while estimates show a 3% decline in European industry production. In 2013, according to Power Systems Research, class 4-8 on-road commercial vehicle production in Europe and North America is expected to be essentially flat year-over-year, and up 31% in South America. The company anticipates little industry volume recovery during the year in the commercial vehicle off-road market.

Full-year estimates indicate an overall improving production environment in 2013. However, as Tenneco indicated in its last earnings call, macroeconomic uncertainty remains relatively high and while good full-year revenue growth is expected, it will be weighted toward the second half of this year. Additionally, the current effective implementation date for China’s pending commercial vehicle emissions regulation is July 2013; however, there is a great deal of uncertainty around actual implementation. Consequently, Tenneco’s revenue estimates reflect a conservative estimate of growth in this market although it remains a very significant opportunity as installation rates increase in the future. With this level of overall global uncertainty, Tenneco is providing its revenue guidance as a range instead of a specific estimate.

In 2013, Tenneco expects its total OE revenue to be in the range of $6.4 billion to $6.8 billion including commercial vehicle revenue of $.9 billion to $1.1 billion. This growth will be driven by the company’s excellent position on light vehicle platforms globally and leveraging higher light vehicle volumes in North America, South America and China. Tenneco’s commercial vehicle business will have a relatively quiet year in launches with the main launches occurring later in the year in preparation for regulatory changes taking place in 2014. As a result, commercial vehicle revenue in 2013 will be primarily driven by the strength and timing of any industry volume recovery without any significant changes to customers, programs or content.

In 2014, Tenneco expects total OE revenues in the range of $7.2 billion to $7.7 billion including commercial vehicle revenue of $1.3 billion to $1.6 billion. The increase will be driven by the anticipated further improvement in macroeconomic conditions globally resulting in stronger light and commercial vehicle volumes. Additionally, the company expects to benefit from significant incremental commercial vehicle content as U.S. Tier 4 final, Europe Stage 4 off-road and Euro VI on-road emissions regulations take effect.

Tenneco’s projections for total OE revenue through 2017:

-More-

“Our excellent position in light vehicle markets globally and our strong book of commercial vehicle business will drive revenue growth in 2013 in the face of macroeconomic conditions that continue to negatively impact production volumes, particularly early in the year, “ said Gregg Sherrill, chairman and CEO, Tenneco. “In 2014, we expect both the light and commercial vehicle production environments to strengthen, and with significant incremental commercial vehicle regulatory content, we are well-positioned to enjoy a year of high revenue growth. Additionally, our strong global aftermarket should continue to contribute stable revenues throughout this period.”

Additional guidance for 2013:

Capital expenditures are expected to be $260 million to $270 million

Annual interest expense is expected to be about $80 million

Cash taxes are expected to be between $90 million and $100 million

Tenneco is providing its financial guidance in advance of hosting an investor meeting in New York on February 14, 2013, beginning at 1:30 pm Eastern time. Senior management will review the company’s revenue guidance, strategy and business operations. The webcast can be accessed by going to the financial/investor section of the company’s website at www.tenneco.com.

REVENUE ASSUMPTIONS

Revenue estimates in this release are based on OE manufacturers’ programs that have been formally awarded to the company; programs where Tenneco is highly confident that it will be awarded business based on informal customer indications consistent with past practices; Tenneco’s status as supplier for the existing program and its relationship with the customer; and the actual original equipment revenues achieved by the company for each of the last several years compared to the amount of those revenues that the company estimated it would generate at the beginning of each year. These revenue estimates are also based on anticipated vehicle production levels and pricing, including precious metals pricing and the impact of material cost changes. Currency is assumed to be constant at $1.27 per Euro throughout the entire period. For certain additional assumptions upon which these estimates are based, see the slides accompanying the February 14, 2013 webcast, which will be available on the financial section of the Tenneco website at www.tenneco.com.

Tenneco is a $7.4 billion global manufacturing company with headquarters in Lake Forest, Illinois and more than 24,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker® and Clevite®Elastomer brand names.

This press release contains forward-looking statements. Words such as “may,” “expects,” “anticipate,” “projects,” “will,” “estimates”, “assumptions”, and “outlook” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:

(i) general economic, business and market conditions;

(ii) the company’s ability to source and procure needed materials, components and other products and services in accordance with customer demand and at competitive prices;

(iii) changes in capital availability or costs, including increases in the company’s costs of borrowing (i.e., interest rate increases), the amount of the company’s debt, the ability of the company to access capital markets at favorable rates, and the credit ratings of the company’s debt;

(iv) changes in consumer demand, prices and the company’s ability to have our products included on top selling vehicles, including any shifts in consumer preferences to lower margin vehicles, for which we may or may not have supply arrangements;

(v) changes in automotive and commercial vehicle manufacturers’ production rates and their actual and forecasted requirements for the company’s products such as the significant production cuts during recent years by automotive manufacturers in response to difficult economic conditions;

(vi) the overall highly competitive nature of the automobile and commercial vehicle parts industries, and any resultant inability to realize the sales represented by the company’s awarded book of business which is based on anticipated pricing and volumes over the life of the applicable program;

(vii) the loss of any of our large original equipment manufacturer (“OEM”) customers (on whom we depend for a substantial portion of our revenues), or the loss of market shares by these customers if we are unable to achieve increased sales to other OEMs or any change in customer demand due to delays in the adoption or enforcement of worldwide emissions regulations;

(viii) workforce factors such as strikes or labor interruptions;

(ix) increases in the costs of raw materials, including the company’s ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;

(x) the negative impact of higher fuel prices on transportation and logistics costs, raw material costs and discretionary purchases of vehicles or aftermarket products;

(xi) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector and longer product lives of automobile parts;

(xii) the company’s continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

(xiii) product warranty costs;

(xiv) the cost and outcome of existing and any future legal proceedings;

(xv) economic, exchange rate and political conditions in the countries where we operate or sell our products;

(xvi) the company’s ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company’s customers and the market;

(xvii) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;

(xviii) changes in accounting estimates and assumptions, including changes based on additional information;

(xix) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals, as well as the impact of the enforcement of, changes to or compliance with laws and regulations, including those pertaining to environmental concerns, pensions or other regulated activities;

(xx) natural disasters, acts of war and/or terrorism and the impact of these occurrences or acts on economic, financial, industrial and social condition, including, without limitation, with respect to supply chains and customer demand in the countries where the company operates; and

(xxi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.

The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2011.

###

Contacts:

Linae Golla

Investor inquiries

847 482-5162 (o)

224 632-0986 (c)

lgolla@tenneco.com

Bill Dawson

Media inquiries

847 482-5807 (o)

224 280-4308 (c)

bdawson@tenneco.com